FOR IMMEDIATE RELEASE

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Jim Barron 212-687-8080
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Sard Verbinnen & Co

LEAP REJECTS UNSOLICITED PROPOSAL FROM METROPCS

SAN DIEGO – September 16, 2007 – Leap Wireless International, Inc. (NASDAQ:LEAP), a leading provider of innovative and value-driven wireless communications services, today announced that its Board of Directors, in consultation with its financial and legal advisors, has concluded its review of an unsolicited proposal from MetroPCS Communications, Inc. (NYSE:PCS) to merge with Leap in a stock-for-stock merger transaction and has determined that the proposal is not in the best interests of Leap and its shareholders.

The Board’s response to the proposal was communicated to MetroPCS in the following letter:

September 16, 2007

Mr. Roger Linquist Chairman and Chief Executive Officer MetroPCS Communications, Inc. 8144 Walnut Hill Lane Dallas, TX 75231

Dear Mr. Linquist:

Our Board of Directors has carefully reviewed your letter dated September 4, 2007 and is unanimous in its view that your proposal is not in the best interests of Leap Wireless International, Inc. and our shareholders.

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As you know, we have long thought and have publicly stated that there could be merit in a strategic combination of our two companies. Your publicly-announced merger proposal, however, is completely inadequate in a number of critical areas.

Valuation

Your proposal fails to take into account Leap’s robust growth prospects.

•	The terms of your proposal do not reflect Leap’s strong growth prospects and the foundation that we have put in place to capitalize on the significant opportunities in our industry. Leap’s business enjoys the benefit of building on a proven platform that has enabled us to launch high-quality markets on a timely basis, resulting in increased subscriber growth over the past few years. We launched all of the markets we purchased in Auction #58 on time and on budget within 20 months of purchasing these licenses, and we expect to benefit from a strong wave of new market launches scheduled for the next 24 months and beyond – new markets which reflect the performance characteristics of both our and your more attractive existing markets. We believe that these new markets, together with investments in our existing markets, will lead to attractive further subscriber penetration. We have also invested hundreds of millions of dollars in equipment and spectrum in order to facilitate the launch of our broadband offering, which will initially debut tomorrow. We are confident that these activities over the last few years have positioned us for strong future growth.

•	In contrast, while we recognize the progress that MetroPCS previously made in launching certain Auction #58 markets, we have concerns about your ability to successfully grow your business in line with shareholder expectations. Specifically, we believe that much of your near-term performance will depend on your market launches in Los Angeles and New York City. In Los Angeles, we understand that you have experienced delays and may be launching service under the license you won 30 months ago with a near-term footprint different than you had originally intended. With respect to the license you won 12 months ago for New York City, we understand that market to be one of the most difficult to build and most competitive to penetrate, which are considerable hurdles in light of current market expectations that you will successfully launch service within the next 12 to 18 months. On another front, we understand that you have only recently begun to seriously contemplate meaningful broadband activities,

LEAP REJECTS UNSOLICITED PROPOSAL FROM METROPCS                                                                       page 3

        which indicates that you may incur substantial costs and possible delays in launching any such services.

•	These examples illustrate that, while our two companies may share the same basic business model, Leap is better positioned to execute and capitalize on industry growth opportunities. Over the past 24 months we have demonstrated this execution by launching markets on time and on budget, transforming our product portfolio and providing a number of innovative, affordable service offerings focused on our unlimited value proposition. Supported by our high quality networks, these service offerings have driven increasing ARPU and created a gap between recent results for Leap and MetroPCS – with Leap ARPU $1.77 higher in the first quarter of this year and $1.95 higher in the second quarter – a gap that we believe will be difficult for you to close in the near term. This example further underscores that the terms of your proposed offer dramatically understate the value of Leap’s contributions to a combination with MetroPCS.

Your proposal dramatically undervalues Leap’s business relative to MetroPCS.

•	In spite of the growth prospects described above, your offer valued at $69.03 per share (based on your September 14, 2007 closing price) represents a discount to the average EBITDA multiples at which MetroPCS has traded since your initial public offering five months ago. The disparity in relative market valuation embedded in the terms of your proposal does not properly reflect Leap’s strong growth and significant growth potential and would severely undercompensate Leap’s shareholders. In addition, given the short trading history of your stock, we are concerned about how your future performance will evolve relative to the external expectations to which you are now subject.

•	Your proposal significantly discounts the contributions Leap would make to the combined company. In addition to the significant growth potential described above, Leap would bring the larger share of the licensed population and more than half of the covered population that would be served by a combined company. Leap’s higher ARPU and considerable product innovation would also tremendously benefit your shareholders, as would the significant intellectual property covering the business model and its implementation that Leap would contribute. Your proposal to give only 34.5% of the combined business to Leap’s shareholders dramatically undervalues our contributions.

LEAP REJECTS UNSOLICITED PROPOSAL FROM METROPCS                                                                       page 4

Your proposal offers our shareholders no premium on their shares and misallocates the value of synergies to your own shareholders.

•	Your offer of $69.03 of value per share to our shareholders represents a 14.4% discount to Leap’s 60-day average trading price prior to the date of your proposal. We believe that there is no reason for Leap to abandon its bright future prospects for such insufficient consideration. While it is obvious that there could be substantial synergies from a combination of our two companies, your proposal unfairly delivers a disproportionate share of those synergies to MetroPCS shareholders, denying our shareholders an appropriate share of both past accomplishments and potential future benefits.

Management and Integration

You have proposed a merger in which our shareholders would receive shares of MetroPCS stock. However, your proposal does not address the status of the announced and pending transition of MetroPCS senior management. Without an articulated path to accomplishing and integrating such a major transaction, much of the value proposition and the resulting synergies that you have proposed become largely illusive.

Timing

Our team has repeatedly tried to engage in discussions with you in the past regarding merger possibilities as well as other possible strategic collaborations – including reciprocal roaming arrangements, partnering in spectrum auctions, swapping of markets or spectrum and coordinated purchasing. All of our varied and numerous efforts were to no avail. Therefore, given our broad and repeated efforts, we were surprised by your sudden offer and the fact that you decided to make the offer publicly before even attempting to enter into substantive discussions with us. We can only conclude that you recognize Leap’s compelling long-term growth prospects and that your aggressive approach is intended to try to opportunistically capture a disproportionate share of this value for your shareholders prior to an increase in our relative valuation.

The timing of your public proposal, without any attempt to discuss these matters privately, is also interesting in view of the upcoming spectrum auction and the associated “quiet period.”

LEAP REJECTS UNSOLICITED PROPOSAL FROM METROPCS                                                                       page 5

We will not be pressured into agreeing to an inadequate takeover proposal in order to satisfy an external deadline that does not meet the needs of our shareholders.

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Accordingly, our Board has unanimously determined that your proposal is not in the best interests of Leap and our shareholders. Leap is well-positioned to take advantage of strong organic growth and strategic opportunities and your proposal would unfairly dilute the ability of our shareholders to recognize these benefits. Our experienced management team is supported by a dedicated and highly motivated employee base. Indeed, our people are what give us even greater confidence that we can achieve our goals in delivering significant shareholder returns as we look ahead.

Sincerely,

/s/ S. Douglas Hutcheson

S. Douglas Hutcheson
President and Chief Executive Officer

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Leap will hold a conference call to discuss its Board’s decision at 10:00 a.m. Eastern Daylight Time on Monday, September 17th, 2007. Other forward-looking and material information may also be discussed during this call. Interested parties may listen to the call live by dialing 1-888-396-2298 or 1-617-847-8708 internationally and entering reservation number 73732091. This call is also being web cast and can be accessed at the Investor Relations section of Leap's website, www.leapwireless.com.

To listen to the web cast, please go to the website at least 15 minutes prior to the start time to register, and download and install any necessary audio software. An online replay will follow shortly after the live conference call. A telephonic rebroadcast will be available shortly after the completion of the call and can be accessed by dialing 1-888-286-8010 or 1-617-801-6888 internationally and entering the reservation number 18808105.

About Leap

LEAP REJECTS UNSOLICITED PROPOSAL FROM METROPCS                                                                       page 6

Leap provides innovative, high-value wireless services to a fast-growing, young and ethnically diverse customer base. With the value of unlimited wireless services as the foundation of its business, Leap pioneered both the Cricket®and JumpTM Mobile services. The Company and its joint ventures now operate in 23 states and hold licenses in 35 of the top 50 U.S. markets. Through its affordable, flat-rate service plans, Cricket offers customers a choice of unlimited voice, text, data and mobile Web services. Jump Mobile is a unique prepaid wireless service designed for the mobile-dependent, urban youth market. Headquartered in San Diego, Calif., Leap is traded on the NASDAQ Global Select Market under the ticker symbol "LEAP." For more information, please visit www.leapwireless.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations based on currently available operating, financial and competitive information, but are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated in or implied by the forward-looking statements. Our forward-looking statements include discussion of our growth prospects, planned market launches and expected further subscriber growth, and are also generally identified with forward-looking words such as “believe,” “intend,” “plan,” “could,” “may” and similar expressions. Risks, uncertainties and assumptions that could affect our forward-looking statements include, among other things:

•	our ability to attract and retain customers in an extremely competitive marketplace;
•	changes in economic conditions that could adversely affect the market for wireless services;
•	the impact of competitors’ initiatives;
•	our ability to successfully implement product offerings and execute market expansion plans;
•	delays in our market expansion plans, including delays resulting from any difficulties in funding such expansion through cash from operations, our revolving credit facility or additional capital, delays in the availability of network equipment and handsets for the AWS spectrum we acquired in Auction #66, or delays by existing U.S. government and other private sector wireless operations in clearing the AWS spectrum, some of which users are permitted to continue using the spectrum for several years;
•	our ability to attract, motivate and retain an experienced workforce;
•	our ability to comply with the covenants in our senior secured credit facilities, indenture and any future credit agreement, indenture or similar instrument;

LEAP REJECTS UNSOLICITED PROPOSAL FROM METROPCS                                                                       page 7

•	failure of our network or information technology systems to perform according to expectations; and
•	other factors detailed in the section entitled “Risk Factors” included in our periodic reports filed with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2006 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2007.

All forward-looking statements included in this news release should be considered in the context of these risks. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Investors and prospective investors are cautioned not to place undue reliance on our forward-looking statements.

Leap is a U.S. registered trademark and the Leap logo is a trademark of Leap. Cricket is a U.S. registered trademark of Cricket. In addition, the following are trademarks of Cricket: Unlimited Access Plus, Unlimited Access, Unlimited Plus, Unlimited Classic, By Week, Jump, Travel Time, Cricket Clicks and the Cricket “K.” All other trademarks are the property of their respective owners.

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